UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

August 23, 2010

ASPEN EXPLORATION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

830 Tenderfoot Hill Road, Suite 310
Colorado Springs, CO 80906
Address of principal executive offices

719-867-9911
Telephone number, including
Area code

_________________________________
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2010, Aspen Exploration Company which is now doing business under the trade name ENSERVCO Corporation (the “Company”), appointed Bob Maughmer (age 42) as its President and Chief Operating Officer.  On the same day Michael D. Herman ceased serving as the Company’s President, although he continues to serve as the Company’s Chief Executive Officer and Chairman of the Board, and will continue to be actively involved in the Company’s operations.

Mr. Maughmer has 19 years of experience in the oil and gas industry, and his experience has focused primarily on drilling and completion operations.  Prior to joining the Company, Mr. Maughmer served as a sales and technology manager for Superior Well Services, Inc. (NASDAQ  SWSI) - a company that provides oilfield services in various oil and gas producing regions within the United States.  Mr. Maughmer joined Superior in connection with its 2008 acquisition of Diamondback Energy Services, where Mr. Maughmer had been vice president of technology and business development from 2004 to 2006 and was actively involved in the creation and management of a fracture stimulation division.  Prior to working at Superior, from 2002 to 2006 Mr. Maughmer worked at BJ Services Company where he held the positions of technology manager and senior district engineer with the company’s international divisions.  Mr. Maughmer worked at Halliburton Energy Services from 1991 to 2002 where he held positions as account manager, technical advisor and operations engineer.

Upon his appointment, the Company did not enter into an employment agreement with Mr. Maughmer, however, the Company has agreed to pay Mr. Maughmer an annual salary of $225,000.  Mr. Maughmer was also granted an option to purchase 1 million shares of the Company’s common stock.  The stock option is subject to a vesting schedule, and its exercise price is $0.49 which is equal to the average closing price of the Company’s common stock for the ten trading days prior to August 23, 2010.  Additionally, the Company has agreed to pay Mr. Maughmer a signing bonus of $40,000 and provide Mr. Maughmer a monthly car allowance.

There have not been any transactions, or proposed transactions, between the Company and Mr. Maughmer in which Mr. Maughmer had or will have a direct or indirect material interest.  There are no family relationships among Mr. Maughmer and any of the Company’s executive officers or directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 26th day of August 2010.

Aspen Exploration Corporation

By:	/s/
Rick D. Kasch, Chief Financial Officer

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